                                                                                                                                          EXHIBIT 99.1
NEWS FOR IMMEDIATE RELEASE
February 23, 2007

For Further Information Contact:
                                                                                                       Paul M. Limbert
                                                                                                        President & CEO
                                                                                                        or
                                                                                                       Robert H. Young
                                                                                                       Executive VP & CFO
                                                                                                       (304) 234-9000

                                                                                                        Nasdaq Trading Symbol: WSBC

WesBanco Increases Quarterly Cash Dividend To Its Shareholders

Wheeling, WV. . . WesBanco, Inc. (Nasdaq:WSBC) today announced an increase in the quarterly cash dividend to be paid to its shareholders to $.275 per common share from $.265 per common share. Paul M. Limbert, President and Chief Executive Officer of the multi-state bank holding company headquartered in Wheeling, West Virginia, said that the increased dividend would be payable on April 2, 2007 to shareholders of record on March 9, 2007.

This cash dividend increase marks the twenty-second consecutive year of common stock cash dividend increases for WesBanco. Over the past ten years, the quarterly cash dividend has increased 42.5%, from the $.193 paid per common share for the first quarter of 1997, to the current quarterly cash dividend of $.275 per share.

The WesBanco Board of Directors approved this most recent cash dividend increase based in part on strong earnings and WesBanco’s strong capital position. The cash dividend increase represents an annualized cash dividend of $1.10 per common share, or a 3.8% increase over cash dividend paid during 2006.

WesBanco is a multi-state bank holding company with total assets of approximately $4.1 billion, currently operating through 78 banking offices, one loan production office, and 112 ATMs in West Virginia, Ohio, and Pennsylvania. WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc. that also operates Mountaineer Securities, WesBanco’s discount brokerage operation.

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